Exhibit 10.2

CLINICAL STUDY AGREEMENT

THIS Clinical Study Agreement (this “Agreement”) is entered into as of the execution date of the last party to sign below (the “Effective Date”), by and between Protalex, Inc., a corporation organized and existing under the laws of the State of Delaware, with an address at 145 Union Square Drive, New Hope, PA 18938 (“SPONSOR”) and PAREXEL International LLC, a limited liability company organized and existing under the laws of the State of Massachusetts, with an address at 200 West Street, Waltham, MA 02451 (“PAREXEL”).

WHEREAS, SPONSOR conducts business in the research, development, manufacture and sale of pharmaceutical products, including, a product known as [*********]1 (the “Study Drug”); and

WHEREAS, PAREXEL is in the business of providing services in the management and conduct of clinical trials for pharmaceutical products and related activities; and

WHEREAS, SPONSOR desires to retain PAREXEL to assist SPONSOR by assuming certain responsibilities, providing certain agreed-upon services, and conducting a clinical trial study pursuant to the Protocol, as it may be amended or supplemented hereafter, from time to time, as agreed to by the parties in writing and in accordance with this Agreement (the “Study”); and

WHEREAS, PAREXEL has established a clinical pharmacology research unit located on the 7th floor of The Harbor Hospital Center, 3001 South Hanover Street, Baltimore, MD 21225 (“PAREXEL-BALTIMORE CPRU”), dedicated to conducting clinical studies on behalf of third party sponsors.

NOW, THEREFORE, for valuable consideration and intending to be legally bound, subject to the terms and conditions stated herein, the parties agree as follows:

A.  Definitions.

In addition to the terms defined elsewhere herein, as used in this Agreement the following terms shall have the meanings set forth in this Section A unless the context clearly dictates otherwise:

1.  “Act” shall mean shall mean that federal statute enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the U.S. Code of Federal Regulations, Section 301 et seq. and the rules and regulations promulgated thereunder.

2.  “GCP” shall mean current Good Clinical Practice as promulgated under and in accordance with the Act, Title 21 of the U.S. Code of Federal Regulations, Part 312, the Guidelines on Principles of Good Clinical Practice in Conduct of EU Clinical Trials as promulgated under European Directive 2001/20/EC and ICH E6, as may be applicable and appropriate under the circumstances, as each may be amended from time to time, or any successors thereto.

3.  “EMEA” means the European Medicines Evaluation Agency, or any successor entity thereto.

4.  “FDA” means the United States Food and Drug Administration or any successor entity thereto.

_______________
1 [*****] denotes sections of the document which have been redacted in connection with a request for confidential treatment.

5.  “IRB” means an appropriate Human Subject Institutional Review Board or equivalent body organized in accordance with the Act, having jurisdiction over the institution in which the Study will be conducted.

6.  “Principal Investigator” means PAREXEL’s employee, [*****************] or his successor appointed in accordance with the terms of this Agreement.

7.  “Regulatory Authorities” shall mean: (a) the FDA, EMEA (where applicable and appropriate) and any and all national, multi-national (as used in this Agreement including without limitation the European Union), or other governmental or industry agency or body with authority over the manner in which the Study is conducted in a country; and (b) any and all national or multi-national authority responsible for granting regulatory approval to market a drug product in a particular country or multi-national group or union of countries.

B.  Engagement.

SPONSOR hereby engages PAREXEL and PAREXEL hereby accept SPONSOR’s engagement to assist SPONSOR by (i) assuming certain responsibilities and providing certain agreed-upon services in connection with the Study as detailed in Attachment B annexed hereto; and (ii) conducting the Study, the full scope of which is defined in and will be performed in accordance with the [*******************] entitled [*******************] (the “Protocol”) and any amendments or supplements thereto agreed in writing by SPONSOR and PAREXEL. A copy of the Protocol is attached hereto as Attachment A.

C.  CRO Services

1.  Scope of Work. PAREXEL hereby agrees to perform the particular tasks as set out in Attachment B annexed hereto and made a part hereof (the “Services”) in accordance with: (i) all applicable statutes, rules and regulations which may include, without limitation, the Act, the Declaration of Helsinki, and FDA, and any proposed regulations provided to PAREXEL by SPONSOR; (ii) the Protocol; (iii) the mandates of the PAREXEL-BALTIMORE CPRU’s IRB; and (iv) any other written instructions from SPONSOR. Further, PAREXEL will perform the Services in a competent and professional manner, consistent with the current industry standards for clinical research and GCP.

2.  Change in Scope. If at any time while the Services are being performed hereunder SPONSOR requests a change in the scope of the Services or the assumptions under which the parties created the Services Budget or timeline prove to be materially inaccurate (any such occurrence, a “Change in Scope”), SPONSOR and PAREXEL will jointly review such proposed Change in Scope and PAREXEL shall provide SPONSOR with information on any corresponding increase or decrease in the Services Budget and a revised time estimate for performing the changed or additional services. Changes in Scope must be approved by SPONSOR and PAREXEL, in writing, prior to commencement of any services arising from such changes. Any work performed in connection with a Change in Scope that has not been reviewed and approved, in writing, by SPONSOR will not be reimbursed. In the event that a Change in Scope is agreed to between the parties, an amended or supplemental Attachment B (as appropriate) shall be prepared and executed by the parties in accordance with provisions of this Agreement.

3.  Regulatory Matters.

(a)  PAREXEL acknowledges and agrees that the responsibility for the respective Services included on Attachment B are being transferred to PAREXEL in accordance with Title 21 of the U.S. Code of Federal Regulations (the “CFR”) Section 312.52. SPONSOR shall retain those responsibilities not specifically listed in Attachment B. Except for those responsibilities specifically transferred from SPONSOR to PAREXEL by Attachment B, SPONSOR shall at all times be the “sponsor” of the Study pursuant to the terms of the Act and the regulations of the FDA, as promulgated in Title 21 of the CFR

(b)  Federal regulations require approval (and continuing review) of the Study at PAREXEL-BALTIMORE CPRU by an IRB. PAREXEL shall ensure that the Principal Investigator signs the Statement of Investigator form (Form FDA 1572) representing that the Principal Investigator has complied with such regulations.

(c)  PAREXEL shall ensure that the Principal Investigator obtains written informed consent given by, or for, each subject enrolled in the Study. Each signed original informed consent should remain in the subject’s record and a copy made available for SPONSOR’S inspection.

(d)  PAREXEL shall report all adverse drug experiences (whether serious or not) incurred during or as the result of the Study to SPONSOR in accordance with the Protocol and applicable regulations including, where required, immediate telephone reporting and will promptly provide SPONSOR with all relevant information in their possession or control as may be needed to reasonably assist SPONSOR, at SPONSOR’s sole expense, in the identification and resolution of problems or unexpected occurrences involving the Study Drug or its use in the Study.

4.  Credentials of Principal Investigator. With respect to the Principal Investigator, PAREXEL shall ensure that he or she: (i) has an unrestricted license to practice in the state where he or she will conduct the Study; (ii) has never had his or her license revoked in any jurisdiction; (iii) has never been disbarred by the FDA or subject to any other disciplinary action by the FDA or any other regulatory agency; and (iv) has malpractice insurance in an amount no less than [***********].

D.  Clinical Study

1.  Principal Investigator; Subinvestigators.

(a)  The Principal Investigator will serve as the principal Study investigator, will supervise the conduct of the Study, and may, in accordance with applicable law and the Protocol, appoint such other individuals as he may deem appropriate as subinvestigators to assist in the conduct of the Study (any such individual, a “Subinvestigator”). The Principal Investigator shall be solely responsible for leading, and approving any action of, any Subinvestigator(s) or other support staff providing services hereunder. The Principal Investigator, any Subinvestigator and all support staff shall comply with the terms of this Agreement to the same extent as PAREXEL. PAREXEL shall inform each such person of his/her obligations hereunder and shall obtain his/her agreement to abide by the terms and conditions of this Agreement. PAREXEL shall have ultimate supervision over the Principal Investigator and any each Subinvestigator and accordingly shall be responsible for any breach hereof by the Principal Investigator, any Subinvestigator or any support staff hired by PAREXEL and involved in the conduct of the Study.

(b)  If the Principal Investigator should become unable or unwilling for any reason to complete the Study, PAREXEL shall consult with SPONSOR regarding the appointment of a new investigator and if both parties cannot agree on a substitute, all further enrollment of subjects into the Study shall immediately cease and SPONSOR shall have the option to terminate the Study upon written notice to PAREXEL. In the event SPONSOR so terminates the Study, SPONSOR shall pay PAREXEL, net thirty (30) days from the date of PAREXEL’S invoice, for all Services performed, pass-through expenses incurred, and non-cancelable expenses incurred up to and including the effective date of termination. For the avoidance of doubt, no termination pursuant to this Section D-1(b) shall trigger any penalty payments under Section F-5(b).

2.  Conduct of the Clinical Trial.

(a)  PAREXEL and Principal Investigator each represent that they: (i) have the requisite and necessary experience, equipment, facilities and personnel to conduct the Study in accordance with the Protocol; (ii) are not parties to any other agreement that would materially conflict with, or prevent their ability to perform their respective Services under this Agreement; and (iii) shall use their respective commercially reasonable efforts to perform the Study in a professional manner and to complete the Study within the time period specified in the Protocol.

(b)  The Principal Investigator or his/her designee shall submit the Protocol for review and approval to the appropriate review authorities, including, among others, an IRB having jurisdiction over the facilities in which the Study will be conducted. The Study shall be conducted in accordance with the Protocol as approved by the IRB, as the same may be changed from time to time in accordance with prudent research practices, all changes being subject to SPONSOR’s prior written approval before implementation within the Study. PAREXEL shall provide SPONSOR with written evidence of review and approval of the Study by the IRB prior to the initiation of the Study, and if applicable, the IRB’s continuing review and approval of the Study.

(c)  PAREXEL and Principal Investigator warrant and represent that they shall conduct the Study in accordance with: (i) the terms of the Protocol, (ii) all written instructions from SPONSOR, (iii) GCP, and (iv) all applicable laws, rules, regulations and other governmental requirements. These obligations shall include:

(i)  on behalf of PAREXEL, the Principal Investigator and any Subinvestigators or their respective designees shall, in compliance with applicable governmental requirements and the Protocol, prepare, document and maintain records and case histories on case report forms (“CRFs”), retain such data and records after completion of the Study, and obtain advance informed consent from each of the subjects (or their duly authorized representatives) participating in the Study;

(ii)  the Principal Investigator and any Subinvestigators or their respective designees shall notify SPONSOR of any adverse reaction (whether serious or not) incurred during or as the result of the Study as soon as reasonably possible after the occurrence of the such event, and provide a written confirmation report of such event promptly thereafter;

(iii)  upon reasonable advanced, written notice and during PAREXEL’s normal business hours, PAREXEL and Principal Investigator shall permit representatives of SPONSOR, that are not competitors of either PAREXEL or PAREXEL’s affiliates to examine their respective facilities used to perform the Services hereunder, to validate CRFs against original data in their files, to make copies of records relating to the Services and/or Study and monitor the Services performed hereunder, and to determine the adequacy of the facilities and whether the Study is being conducted in compliance with this Agreement, the Protocol and relevant governmental requirements, provided that (i) such representative first signs PAREXEL’s non-disclosure agreement (in the form substantially attached hereto as Attachment E) and (ii) such audit does not interrupt the normal business operation of PAREXEL or the Principal Investigator.

(iv)  PAREXEL and the Principal Investigator or his designee will promptly provide SPONSOR with all information in their possession or control as may be needed to reasonably assist SPONSOR, at SPONSOR’s sole expense, in the identification and resolution of problems or unexpected occurrences involving the Study Drug or its use in the Study; and

(v)  Principal Investigator or his designee will keep appropriate records of the Study Drug received, dispensed, used, and returned in accordance with applicable law and the Protocol.

3.  Periodic Reports. The Principal Investigator shall keep SPONSOR advised of the status of the Study through the submission of periodic reports as deemed necessary by SPONSOR, the frequency and format of which shall be mutually agreed. A final report shall be submitted by the Principal Investigator and presented to SPONSOR.

4.  Study Supplies.

(a)  SPONSOR shall provide PAREXEL with a sufficient quantity of the Study Drug to conduct the Study, as well as any other compounds, materials and information which the Protocol specifies SPONSOR shall deliver or which SPONSOR deems necessary to conduct the Study in accordance with the Protocol (all such items, “Study Materials”).

(b)  All Study Drug, and Study Materials are and shall remain the sole property of SPONSOR. PAREXEL, the Principal Investigator and each Subinvestigator shall take all reasonable steps to handle, store, use and dispose of the Study Drug and any Study Materials in accordance with the Protocol. PAREXEL, the Principal Investigator and each Subinvestigator shall not release any Study Drug to any third party, with the exception of Study subjects, (including without limitation any governmental agency, any other investigator or any other third party) without the prior written express approval from SPONSOR, except in cases where they are required by law to release the Study Drug to a regulatory agency acting within the scope of its regulatory authority, in which case, PAREXEL, and the Principal Investigator/Subinvestigator will promptly notify SPONSOR of such action.

5.  Financial Reporting. So that SPONSOR may fulfill its certification and other financial disclosure obligations to the FDA under 21 CFR Part 54 and such other laws and regulations as may from time to time be or become applicable with respect thereto, the Principal Investigator and any Subinvestigators shall provide such financial disclosures to SPONSOR as SPONSOR may reasonably request and that are directly related to the Services performed by PAREXEL hereunder, on such forms as SPONSOR may supply or as SPONSOR may approve. All such financial disclosures made by PAREXEL shall be maintained by SPONSOR as confidential and shall only be disclosed to the FDA or such other applicable government agency. During the time the Study is being conducted and for one (1) year thereafter, the Principal Investigator and any Subinvestigators shall update such forms promptly and provide the same to SPONSOR as may be reasonably requested by SPONSOR.

6.  Termination of the Study.

(a)  An early termination of the Study shall be permitted upon prior written notice to the appropriate party, specifying the exact reason for such termination, as follows:

(i)  by either party, immediately, if such party believes a termination is necessary to protect the safety or welfare of the Study subjects or upon termination of the Study at the direction of a regulatory agency; and

(ii)  by SPONSOR, at any time upon thirty (30) days notice, for scientific reasons, as solely determined by SPONSOR or if the purpose of the Study has, for any reason, become obsolete or no longer has any validity or purpose; or for any other reason which SPONSOR deems appropriate.

(b)  Within thirty (30) days following the completion or premature termination of the Study, PAREXEL shall furnish SPONSOR with all completed CRFs not already returned to the SPONSOR, any unused CRFs, and all data, reports and other information generated in relation to the Study, as well as all Study Drug and Study Materials provided by SPONSOR, unless SPONSOR directs otherwise in writing. The SPONSOR shall inform PAREXEL in writing when to dispose of any unused Study Drug or Study Materials and will approve of said process as furnished by PAREXEL prior to this taking place. SPONSOR will bear the cost of all data management activities required to produce portable data formats outside of PAREXEL’s standard.

(c)  For the avoidance of doubt, termination pursuant to Section D-6(a)(i) shall not trigger any penalty payments under Section F-5(b).

E.  Compensation

1.  Fee.

(a)  In full consideration for PAREXEL’s Services under Section B and the performance of the Study (including, without limitation, the costs of the Principal Investigator’s, any Subinvestigators’ and other support staff’s services hereunder), SPONSOR shall pay PAREXEL a clinical fee (the “Fee”) in accordance Attachment C, plus SPONSOR shall reimburse PAREXEL for: (i) all pass-through costs incurred in the performance of the Services, and (ii) the pass-through cost of medical care or additional diagnostic procedures associated with adverse reactions that are attributable to the administration of the Study Drug and arise in the course of the Study as performed in adherence to the Protocol.

(b)  All payments are due net thirty (30) days from receipt of PAREXEL’S invoice.

(c)  PAREXEL will accomplish and complete the Services and the Study within the Fee set forth above, and will not commit to any expenses in excess of such maximum amount without SPONSOR’s prior written consent. Each party agrees to discuss budgetary matters with the other party as either party may request from time to time.

2.  Method of Payment. All payments of the Fee require submission of an invoice therefore from PAREXEL to SPONSOR and shall be made by check, which will be made payable to:

[*******************]
and shall be sent to:
[*******************]

Tax ID #: [*******************]

3.  Accounting Records. PAREXEL shall maintain complete and accurate accounting records in respect of the Services and performance of the Study in accordance with generally accepted accounting principles consistently applied. During the term of this Agreement and for a period of three (3) years following the termination or expiration of this Agreement, upon SPONSOR’s written request, a copy of these records shall be provided to SPONSOR, at SPONSOR’s sole expense.

F.  General

1.  Inspections. PAREXEL shall promptly notify SPONSOR of any request received by PAREXEL or Principal Investigator from any applicable regulatory or other governmental agency to inspect or otherwise gain access to the information, data or materials pertaining to the Services performed by PAREXEL under Section B of this Agreement, or in connection with the conduct of the Study hereunder. PAREXEL shall promptly notify SPONSOR of such requests prior to permitting any third party access unless prior notice is not reasonably practical. Upon reasonable advanced written notice and during PAREXEL’s normal business hours, PAREXEL agrees to permit inspection of such information, data and materials by authorized representatives of such agencies as required by law. PAREXEL will provide SPONSOR with copies of such notice(s) and related correspondence. PAREXEL will notify SPONSOR of the results of any such inspection. At SPONSOR’s request when reasonably necessary and appropriate and at a mutually agreeable time, PAREXEL will accompany SPONSOR, at SPONSOR’s sole expense, to such agencies to discuss relevant aspects of PAREXEL’s Services performed hereunder.

2.  Confidentiality.

(a)  In preparation for, and during the course of, the Services or Study, it may be necessary for SPONSOR to disclose to PAREXEL, the Principal Investigator and Subinvestigators (whether written, oral, electronic, or otherwise) non-public technical and business information regarding such Study and PAREXEL may otherwise receive, access or develop such information in the course of performing the Services under this Agreement which information may include, but shall not be limited to, trade secrets, know-how, proprietary information, protocols, data, formulae, processes, techniques and information relating to SPONSOR’s past, present and future research and development activities (the “Confidential Information”) For purposes of clarity, the parties agree that all information relating to the Study Drug, the Study and all Inventions (as defined in Section F-4(b)) will constitute Confidential Information. PAREXEL agrees to: (1) use such Confidential Information only in connection with the legitimate purposes of this Agreement; (2) disclose such Confidential Information only to those who have a need to know it and are obligated to keep same in confidence; and (3) safeguard such Confidential Information with reasonable care. The confidentiality obligations of this Agreement shall also apply to any proprietary, trade secret or other confidential information which are disclosed to PAREXEL or the Principal Investigator/Subinvestigators by SPONSOR subsequent to the execution of this Agreement. PAREXEL and the Principal Investigator acknowledge that in the event of a breach of this Section E2: (i) SPONSOR may suffer irreparable damage that may not be fully remedied by damages, (ii) SPONSOR shall be entitled to seek injunctive relief against any such breach in court, and (iii) any action taken by SPONSOR shall in no way be construed to limit or otherwise restrict its rights to seek other damages or relief available under this Agreement or applicable law.

(b)  The foregoing obligations shall not apply to any portion of the Confidential Information which PAREXEL or the Principal Investigator can reasonably demonstrate is:

(i)  information that is in the public domain at the time of disclosure hereunder or generation in the Study, or that which subsequently enters the public domain through no breach of this Agreement;

(ii)  information which PAREXEL can demonstrate was already legally in its the possession prior to disclosure hereunder or generation in the Study, excluding information provided by SPONSOR to PAREXEL pursuant to a confidentiality agreement prior to such disclosure;

(iii)  information which is provided to PAREXEL or the Principal Investigator, without restriction as to confidentiality or use, by a third party lawfully entitled to possession of such Confidential Information and who does not violate any contractual, legal or fiduciary obligation to SPONSOR by providing such Confidential Information to PAREXEL or the Principal Investigator;

(iv)  information which is required by is required by law, rule, regulation, or court of competent jurisdiction to be disclosed; provided that PAREXEL or the Principal Investigator give the SPONSOR prompt notice thereof; or

(v)  information which is independently developed by or on behalf of PAREXEL or its affiliates without use of the Confidential Information.

(c)  PAREXEL may disclose the Confidential Information to those of its affiliates, employees, agents, and subcontractors requiring legitimate access thereto for the purpose of performing the Services under this Agreement and conducting the Study. Each such recipient shall be subject to written agreements containing confidentiality provisions that are applicable to the Confidential Information and that are substantively similar to the provisions of this Section F-2. The obligations set forth in this Section F-2 shall extend to copies, if any, of Confidential Information made by PAREXEL, and to documents prepared by PAREXEL, the Principal Investigator, and all employees, agents, and subcontractors, to the extent they embody or contain Sponsor Confidential Information, and to any electronic data files to the extent they contain Confidential Information.

(d)  PAREXEL shall, and shall cause the Principal Investigator and any Subinvestigators to comply, and shall require any of the persons or entities performing the Study on the PAREXEL’s behalf to comply, with all applicable U.S. federal and state laws and regulations governing patient privacy and confidentiality of health information, including without limitation the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations. PAREXEL, the Principal Investigator and any Subinvestigators shall take all actions reasonably necessary to comply with such laws and regulations, including agreeing to amend this Agreement as necessary for compliance. PAREXEL shall, and shall cause the Principal Investigator and any Subinvestigators to obtain written authorization from Study subjects as necessary to permit regulatory agencies, affiliated IRBs and privacy boards, the SPONSOR, its affiliates, agents, and employees, other research sites that may be involved in the Study, health care providers who may provide services to such subjects, and laboratories and other individuals and organizations that may analyze the subjects’ medical information in connection with the Study to have full access to and use of the subjects’ Protected Health Information, as defined in HIPAA and its implementing regulations and official guidance promulgated thereunder. A sample of such a written authorization is attached hereto as Attachment D. If the form of written authorization differs from the Attachment D sample, it shall be submitted to the SPONSOR, or its designated representative, for review and approval prior to submission to the IRB, if applicable, and the Study subjects.

(e)  The terms of this Section F-2, and the parties’ obligations hereunder, shall survive termination or expiration of this Agreement and the completion of PAREXEL’s Services hereunder.

3.  Publication; Publicity.

(a)  The right to publish any part of the results (including, without limitation, all Study Data (as defined in Section F-4(a) generated during the Study) of the Study shall rest solely with SPONSOR. Except as to PAREXEL Works, PAREXEL, Principal Investigator and any Subinvestigator each agree that it/he/she will not publish, or otherwise publicly disclose any data or results generated during the Study, or any information owned or generated by any source in the course of the Services provided hereunder without the prior written permission of Sponsor.

(b)  No party shall use the name, symbols or marks of any other party in any publicity, advertising or announcement without the other party's prior written approval. PAREXEL shall not originate any publicity, press release or other public announcement, written or verbal, whether to the public press or otherwise, relating to this Agreement, the Protocol, the Study conducted hereunder, or to any amendment(s) thereto without the express written consent of SPONSOR.

4.  Ownership; Inventions

(a)  All CRFs and other reports submitted to SPONSOR and all information, documents and raw data collected or generated in connection with this Agreement (“Study Data”), excluding patient records or any other third party proprietary information shall be the sole property of SPONSOR and may be used by SPONSOR for any purpose without further obligation or liability to PAREXEL.

(b)  PAREXEL, the Principal Investigator, any Subinvestigators and all other Study personnel engaged to perform the Study under this Agreement shall promptly disclose to SPONSOR any and all discoveries or inventions that are conceived or first reduced to practice or demonstrated to have utility by them in the performance of the Study (“Inventions”). All right, title and interest in and to all Inventions, whether or not patentable or subject to copyright, shall be the exclusive property of SPONSOR, and PAREXEL, the Principal Investigator, any Subinvestigators or other Study personnel shall assign, and hereby assigns, to the SPONSOR all of its, his or her rights and interests in and to all Inventions, and shall cooperate with the SPONSOR in all reasonable respects to assure that ownership of all Inventions accrues to the SPONSOR including, but not limited to, signing applications for letters patent, trademarks and copyrights, assignments, or other necessary or similar documents. PAREXEL represents and warrants that all its employees (including, without limitation, the Principal Investigator, any Subinvestigators and all other Study personnel engaged to perform the Study) are required to execute assignment of inventions agreements on behalf of PAREXEL, upon hiring by PAREXEL.

(c)  Notwithstanding Section F-4(b) above, SPONSOR acknowledges that all confidential or proprietary testing methods, practices, computer programs, techniques, processes, tools, or equipment, and other materials and ideas developed by or for PAREXEL and solely used by PAREXEL in performance of the Services under this Agreement, which are not either supplied to PAREXEL by Sponsor or related in any way to the Study, Study Drug, Study Materials or other SPONSOR product, technology or know-how (the “PAREXEL Developments and Processes”), other than any of such PAREXEL Developments and Processes which relate exclusively to the matters or substances studied hereunder, and except to the extent any of such PAREXEL Developments and Processes contain information of SPONSOR required to be kept confidential hereunder, shall be and remain the sole property of PAREXEL. Further, SPONSOR agrees that any discoveries, improvements, enhancements, modifications, or inventions to the PAREXEL Developments and Processes made during the course of this Agreement shall be the sole property of PAREXEL. All proprietary ideas, methods, inventions, discoveries, information, reports and other proprietary or protectable matters relating to SPONSOR's products and their applications shall be and remain the sole property of SPONSOR.

5.  Term and Termination

(a)  This Agreement shall be effective as of the Effective Date and, unless earlier terminated as set forth below or extended upon written agreement signed by the parties, shall expire on September 5, 2006.

(b)  SPONSOR may terminate this Agreement without cause upon [*******************] prior written notice to PAREXEL. In the event of any such termination SPONSOR agrees to pay to PAREXEL the payments according to the following cancellation terms:

(i)  SPONSOR agrees to pay PAREXEL a termination penalty of [*******************] plus all labor-related and direct costs incurred in connection with PAREXEL’s services performed through the date of termination. In the event that the SPONSOR postpones the study, the SPONSOR also agrees to pay PAREXEL a postponement penalty of [*******************]. If PAREXEL cannot accommodate a new study date within thirty (30) days of the previously agreed upon time, then SPONSOR will not be required to pay the postponement penalty.

(c)  Either party hereto may terminate this Agreement, upon thirty (30) days written notice, if the other party materially fails to abide by the terms of this Agreement and such material failure remains uncured during such thirty (30)-day period. In the event of such termination, SPONSOR shall pay PAREXEL for all Services performed in accordance with this Agreement, plus all pass-through expenses incurred, net thirty (30) days from the date of PAREXEL’s invoice.

(d)  Termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto. No termination of this Agreement, however effectuated, shall release the parties hereto from their rights and obligations under Sections D-3, D-6, D-7(b), E-4, F-2, F-4, F-5(d), F-9, F-10, F-11, F-13 and F-14.

6.  Independent Contractors. PAREXEL’s relationship to SPONSOR under this Agreement is that of an independent contractor, and PAREXEL has no authority to bind or act on behalf of SPONSOR. PAREXEL represents that Principal Investigator’s relationship to PAREXEL and PAREXEL-BALTIMORE CPRU is that of an employee.

7.  Assignment. PAREXEL may not assign this Agreement to any other party, without SPONSOR's prior written consent. Any attempted assignment without SPONSOR’s prior written consent shall constitute a material breach of this Agreement.

8.  Debarment. PAREXEL hereby certify that it, PAREXEL-BALTIMORE CPRU, and its employees (including, without limitation, the Principal Investigator, any Subinvestigators and support staff) that it and they have not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. §335(a) or (b), disqualified as a clinical investigator under the provisions of 21 CFR §312.70, or disqualified as an institutional review board or an institution under the provisions of 21 CFR §56.121. In the event that PAREXEL or the Principal Investigator becomes aware of any debarment, threatened debarment, disqualification or threatened disqualification of any individual, corporation, partnership, or association providing services to PAREXEL or to the Principal Investigator which relates to the Services under this Agreement, PAREXEL and/or the Principal Investigator, as the case may be, shall notify SPONSOR promptly.

9.  Indemnity

(a)  SPONSOR shall indemnify, defend and hold harmless PAREXEL and its respective subsidiaries, affiliates, officers, agents, directors, employees (individually, a “PAREXEL Indemnitee” and collectively the “PAREXEL Indemnitees”) against and from any loss, damage, cost and/or expense including reasonable attorneys’ fees (collectively, “Damages”) that they may suffer as the result of claims, demands, suits, or judgments (“Claims”) which may be made or instituted against them by a third party based upon the following: [*******************] Sponsor’s indemnification obligations hereunder shall not apply to the extent such Claims are caused by:

[*******************]

(b)  PAREXEL shall indemnify, defend and hold harmless SPONSOR, its affiliates, and their respective directors, officers, employees and agents (individually, a “Sponsor Indemnitee” and collectively the “Sponsor Indemnitees”) from, against, for and in respect of any and all Damages that they may suffer as the result of Claims which may be made or instituted against them by a third party based upon:

[*******************]

(c)  PAREXEL’s indemnification obligations hereunder shall not apply to the extent such Claims are attributable to:

[*******************]

(d)  It is a condition under this Section F-9 that any person seeking indemnity under this Agreement must: (a) promptly notify the indemnifying party in writing as soon as it/him/her becomes aware of Claims against it/him/her, provided however, that failure to provide such prompt notification shall not be grounds to deny a claim of indemnification if the indemnifying party is not prejudiced by such delayed notice; (b) authorize and permit the indemnifying party to carry out the sole management, defense and disposition of such Claims, provided that the indemnifying party may not settle any Claims without the indemnified party’s prior written consent (which shall not be unreasonably withheld or delayed) if such settlement would involve and admission of liability or wrongdoing on the part of the indemnified party; and (c) fully cooperate with the indemnifying party regarding such Claims (including access to pertinent records and documentation and provision or relevant testimony). Subject to the foregoing, each indemnified party may participate in such Claims at its/him/her own expense and cost. No indemnified party may settle any Claim against it/him/her for which it may or intends to seek indemnification hereunder from an indemnifying party without such indemnifying party’s prior written consent, or such indemnifying party’s indemnification obligation as to such Claim shall be null and void; provided, that, where an indemnified party affords an indemnifying party the opportunity to take over the defense of a Claim and the indemnifying party has notified the indemnified party in writing that it believes the Claim does not fall within any indemnification obligations hereunder, then the indemnified party shall be entitled thereafter to settle such Claim without the indemnifying party’s consent and shall be entitled to reimbursed by the indemnifying party for the amount of such settlement (and reasonable attorney’s fees and cost of litigation related thereto) if it is decided subsequently by a court of competent jurisdiction that the Claim did in fact fall within the indemnification obligation.

10.  Subject Injury Reimbursement.

The SPONSOR shall pay the cost of medical treatment of any injury or illness sustained by a Study subject as the result of the administration of the Study Drug in accordance with the Protocol, but only to the extent that said subject’s insurance or other third-party insurance is insufficient to cover said costs.

11.  Disclaimer; Limitation on Liability.

(a)  SPONSOR acknowledges that the results of the Study and Services to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation, or warranty by PAREXEL that the product covered by this Agreement can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval by the U.S. Food and Drug Administration or other regulatory body.

(b)  PAREXEL, and the Principal Investigator make no representations, conditions, or warranties, either express or implied, with respect to the any particular result of the Study except that PAREXEL and the Principal Investigator shall have results of the Study reported completely, accurately and in a timely manner and shall at all times comply with GCP and all applicable laws and regulations, including without limitation the Act and regulations of the FDA, as may be amended.

(c)  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOST PROFIT OR LOST SAVINGS, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES; [*******************].

12.  Delays; Force Majeure.

(a)  SPONSOR acknowledges that PAREXEL will require documents, drug supplies, data, records, and cooperation of the SPONSOR in order to properly perform the Study and Services hereunder and that PAREXEL is not responsible for errors, delays or other consequences arising from the failure of SPONSOR to provide such documents, drug supplies, data, records or cooperation.

(b)  Both parties acknowledge that neither party will be responsible to the other party for any default under this Agreement by reason of accidents, strikes, riots, wars, fire, terrorist acts, acts of God, acts in compliance with any law, or any other cause beyond its reasonable control (“Force Majeure”). If due performance of this Agreement by either party is affected in whole or in part by reason of any Force Majeure event, it shall give prompt notice thereof to the other party. A party claiming the benefit of Force Majeure shall use commercially reasonable efforts to avoid or overcome the causes affecting performance. In the event that any such Force Majeure continues in excess of one (1) month, the party not affected by the event of Force Majeure shall have the right to terminate this Agreement upon written notice to the other specifying the effective date of termination. In the event of such termination, SPONSOR shall pay PAREXEL for all Services performed and pass-through expenses incurred through the effective date of termination. For the avoidance of doubt, no termination pursuant to this Section F-12(b) shall trigger any penalty payments under Section F-5(b).

13.  Communications. Any notice or other administrative communication required or permitted under this Agreement shall be by first class mail, postage prepaid, certified mail, return receipt requested, and will be deemed given as of the date it is received by the receiving party at the address(es) as follows:

To PAREXEL:

PAREXEL International LLC
200 West Street
Waltham, MA 02451
ATTN: General Counsel

To SPONSOR:

[*******************]
[*******************]
Protalex, Inc.
145 Union Square Drive
New Hope, PA 18938

To PAREXEL-BALTIMORE CPRU:

[*******************]
[*******************]
Harbor Hospital Center
PAREXEL-BALTIMORE CPRU, 7th Floor
   3001 South Hanover Street
Baltimore, MD 21225

To PRINCIPAL INVESTIGATOR

[*******************]
[*******************]
Harbor Hospital Center
PAREXEL-BALTIMORE CPRU, 7th Floor
  3001 South Hanover Street
Baltimore, MD 21225

14.  Miscellaneous Provisions.

(a)  This Agreement, together with all attachments, contains the entire understanding of the parties with respect to the subject matter herein and supersedes all previous agreements and undertakings with respect thereto. In the event of a conflict between the terms and conditions of this Agreement and those of the Protocol and any attachment, the terms and conditions of this Agreement shall control. This Agreement may be modified only by written agreement signed by the parties.

(b)  Each party to this Agreement agrees to comply with all applicable laws and regulations relating to performance of their respective responsibilities under this Agreement including but not limited to laws and regulations administered by the FDA as well as the federal false claims statute (31 USC 3729) and anti-kickback statute (42 U.S.C. 1320a-7(b)) and the related safe harbor regulations. Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services. Further the parties understand and agree that neither this Agreement nor any consideration paid hereunder is contingent upon PAREXEL’s use or purchase of any of SPONSOR’s products. PAREXEL agrees that it will not seek or collect, and will not assist a Study subject in seeking or collecting, reimbursement from any health insurance plan, PPO, or governmental medical plan or other government provided health coverage available to the Study subject for any medical expenses paid by SPONSOR pursuant to this Agreement.

(c)  This Agreement shall be construed under, and the rights and the obligations of the parties shall be determined by and in accordance with, the laws of the State of Pennsylvania, without regard or giving effect to its conflict of laws principles.

(d)  In the event that any provision of this Agreement is deemed by a court of competent jurisdiction to be in violation of any federal, state or local statutes, laws, rules or regulations, or is otherwise declared invalid or unenforceable by such court, the parties agree to negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible.

(e)  The waiver by either party of any breach, term, provision or condition of this Agreement shall not be deemed or construed as a further or continuing waiver of any such breach, term, provision or condition or a waiver of any other or subsequent breach, term, provision or condition contained in this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of on the Effective Date.

PAREXEL INTERNATIONAL LLC	PROTALEX, INC.
By: __________________________________________________________	By: _______________________________________________________
Name:__________________________________________________________	Name: _______________________________________________________
Title: __________________________________________________________	Title: _______________________________________________________
Date: __________________________________________________________	Date: _______________________________________________________

Attachment A: Protocol
Attachment B: CRO Responsibilities & Checklist
Attachment C: Study Budget and Payment Schedule
Attachment D: HIPAA Authorization Language
Attachment E: Nondisclosure Agreement

Exhibit 10.2

ATTACHMENT A
PROTOCOL

[*******************]2

____________
2 [*****] denotes this document has been redacted in connection with a request for confidential treatment.

Exhibit 10.2

ATTACHMENT B
CRO SERVICES AND CHECKLIST

[*******************]3

____________
3 [*****] denotes these documents have been redacted in connection with a request for confidential treatment.

Exhibit 10.2

ATTACHMENT C
STUDY BUDGET

[*******************]4

____________
4 [*****] denotes this document has been redacted in connection with a request for confidential treatment.

Exhibit 10.2

ATTACHMENT D

HIPAA Authorization Agreement
Permission to Review, Use and Release Information about You for Protocol [*****************]

INTRODUCTION

You are being asked to read, review, and sign this authorization agreement as a result of a federal law on the privacy of identifiable health information. The law is called the federal Health Insurance Portability and Accountability Act (HIPAA). It requires that research subjects get written notification about the collection, use and disclosure (sharing) of health information that can identify them. In addition, it requires researchers (like the study doctor) to ask research subjects for permission to use and disclose identifiable health information for the purpose of this research study.

Signing this authorization agreement authorizes the study doctor and study staff to collect health information that can identify you and to use and disclose this information to the parties specifically named in this authorization agreement.

EXPLANATION OF AUTHORIZATION

Information used and disclosed may include the entire research record, supporting information from your medical records, results of laboratory, diagnostic, or other tests, and clinical and research observations made during your participation in the research study.

As part of this study, the study doctor and staff will record health information about you that contains your name and other items that can be used to identify you. The health information identifying you will remain in the research records indefinitely. In addition, the records may be kept indefinitely. Authorized representatives of Protalex Inc, PAREXEL International, Chesapeake Research Review, Inc. (a Research Ethics Review Board that reviews this study), the Food and Drug Administration (FDA) and other US governmental agencies, and possibly governmental agencies of other countries, will be given access to these records on request and may copy them. Copies of the study records that do not include your name but may be traced back to you may be given to Protalex Inc., PAREXEL International, Chesapeake Research Review, Inc., and laboratories working with the sponsor on this study. The sponsor may send a copy of the records to the FDA or other regulatory agencies such as governmental agencies in other countries. By signing this form you are authorizing this use and disclosure.

Because of the need to release information to these and other parties, absolute confidentiality cannot be guaranteed. After its release, information that can identify you may no longer be protected by federal privacy rules. However, information will be collected and shared following professional standards of confidentiality.

This Authorization is valid once it is signed and dated by you. This Authorization has no expiration date, unless governed by state law, which requires a specific date of expiration. If state law applies, the authorization will expire December 31, 2054.

Information and results from this study may be presented at meetings or published in journals. Your name, and information that can easily be traced back to you, will not be included in presentations and publications.

SUSPENSION OF YOUR RIGHT TO ACCESS PERSONAL INFORMATION

Your research records may be used to make health care decisions about you. Under federal privacy rules you have a right to inspect and obtain a copy of your personal health information, including personal health information maintained in the study records. However, the right to inspect and obtain your personal health information in the study records will be suspended during the study to keep from spoiling the study results. Your right of access to the study records will be reinstated after the research is completed.

If there is a medical need during your participation, study records may be made available to you, or to medical professionals who are caring for you, as needed for your care.

VOLUNTARY PARTICIPATION

Your authorization to use and disclose your identifiable health information for the purpose of this research study is voluntary. However, if you do not provide your written authorization for the use and disclosure of your identifiable health information, you cannot participate in this research study.

In addition, your participation in the overall research study is entirely voluntary. You may refuse to participate or may quit at any time during the study. All you have to do is tell the study doctor.

If you decide to stop participating in the research study, you may also end your authorization allowing the researchers to collect, use and disclose any additional health information that could identify you. To end your authorization, you must notify the study doctor of your decision in writing. If you end your authorization, no new health information that can identify you will be gathered from you or your existing medical records. However, information that is in your study records at the time that your authorization is ended cannot be removed.

You may freely ask questions about this authorization agreement now or at any time. If anything causes you concern, or you have questions you may contact the study doctor or study staff at the telephone number printed on the first page of this form.

STATEMENT OF AUTHORIZATION

I have read this authorization agreement and its contents were explained. My questions have been answered. I voluntarily authorize study staff to collect, use and disclose my health information as specified in this authorization agreement. I will receive a signed and dated copy of this authorization agreement for my records. By signing this authorization agreement I am not giving up any of my legal rights.

____/____/____
Signature of Research Subject                             Date

___________________________________            _______:______
Printed Name of Research Subject                Time

STATEMENT OF PERSON EXPLAINING AUTHORIZATION

I have carefully explained to the subject the nature and purpose of the authorization agreement. I have been available to answer any questions that the subject has regarding this authorization agreement.

____/____/____
Signature of Person Explaining Authorization                     Date

___________________________________           _______:______
Printed Name of Person Explaining Authorization             Time

ATTACHMENT E
NON-DISCLOSURE AGREEMENT

This Agreement made the _____ day of ___________________, 2005, between [COMPANY NAME], [ADDRESS], [ADDRESS] (hereinafter referred to as "COMPANY") and PAREXEL International Corporation, 200 West Street, Waltham, MA 02451 (hereinafter referred to as "PAREXEL").

Pursuant to the Clinical Study Agreement between PAREXEL and Protalex, Inc. dated October ___, 2005 (“Service Agreement”), COMPANY is examining PAREXEL’s facilities used to perform the services under the Service Agreement. All information provided by PAREXEL to COMPANY and all information accessed by COMPANY in the course of such examination shall be subject to the following terms and conditions:

1.
COMPANY hereto understands that the PAREXEL’s relationship with its clients, officers and employees is one of confidence and that during COMPANY’s examination of PAREXEL’s facilities used to perform the services under the Service Agreement, COMPANY may receive or access, or may have already received, have knowledge of, information which relates to the business, operations, products, or plans of PAREXEL or of its clients and which is not known to the general public (hereinafter "Confidential Information"). COMPANY will not at any time, without the express prior written consent of PAREXEL, either during the term of this Agreement, the Service Agreement or at any time thereafter, (a) disclose any Confidential Information to any other person or entity, or (b) use any Confidential Information for the COMPANY’s own benefit or the benefit of any other person or entity.

The foregoing obligations shall not apply to information:

a)	which was rightfully known to COMPANY prior to receipt from PAREXEL;

b)	which is or lawfully becomes generally available to the public;

c)	which is lawfully acquired from third parties who have a right to disclose such information;

d)	which PAREXEL releases in a written agreement from a confidential status; or

e)	which COMPANY is required by law to release, provided COMPANY provides prompt written notice of such requirement allowing PAREXEL to seek a protective order.

2.
Upon termination of this Agreement or the request of PAREXEL, COMPANY shall promptly return all materials disclosed to it in connection with this Agreement, including all copies, extracts and derivations thereof.

3.
Neither this Agreement nor the disclosure by PAREXEL of Confidential Information to COMPANY shall be deemed by implication or otherwise to vest in COMPANY any rights, licenses or patents in or to the Confidential Information.

4.	COMPANY’s obligations hereunder shall survive any termination or expiration of this Agreement.

5.	This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

PAREXEL INTERNATIONAL LLC	COMPANY
By: __________________________________________________________	By: _______________________________________________________
Name:__________________________________________________________	Name: _______________________________________________________
Title: __________________________________________________________	Title: _______________________________________________________
Date: __________________________________________________________	Date: _______________________________________________________